EXHIBIT 10.22

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made as of April 26, 2005 by and between Edward M. Krell (the “Employee”), and Mothers Work, Inc. (the “Company”).

WHEREAS, Employee and Company previously entered into an employment agreement dated on or about September 30, 2003 (the “Prior Employment Agreement”) providing for certain terms and conditions, and

WHEREAS, on the terms and conditions as outlined in this Employment Agreement, the parties desire to replace the Prior Employment Agreement with this Agreement.

THEREFORE, in consideration of the mutual premises and promises contained in the Agreement, the parties agree as follows:

1.                                       EMPLOYMENT, TERM AND DUTIES.  The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company, as Executive Vice President—Chief Financial Officer (the “Position”) on the terms herein described for the period beginning on the date hereof and continuing until terminated by either party.  During his employment by the Company, except for reasonable vacations consistent with paragraph 5(C), absences due to temporary illness or as otherwise provided below in paragraph 4, Employee shall use his best efforts to serve the Company faithfully and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position.  Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position and as may be reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”), Chief Executive Officer or President, consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position.

2.                                       TERMINATION.

A.                                   Except as otherwise provided for herein, the Employee’s employment is at will and may be terminated at any time for any reason by the Employee or by the Company.  Except in the event of termination of Employee by Company for Cause (as defined below) or pursuant to paragraph 2(C) below, either party shall provide the other with two weeks’ advance notice (or for Employee, such longer period as provided for in the Team Member Handbook) prior to termination of employment.  Company may elect to pay Employee two weeks’ pay in lieu of such notice period.

B.                                     If Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason (as defined below):

(1)                                  the Company will make a lump sum payment to Employee (less applicable deductions and withholdings), within fifteen (15) days after the effective date of the event giving rise to such payment, of a gross amount equal to (i) three times the sum of (a) Employee’s then current base salary, plus (b) Employee’s target annual bonus amount (50% of Employee’s then current base salary, or other amount agreed to by the parties, as described below in paragraph 5(B)), plus (ii) any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination;

(2)                                  the Company will pay Employee a pro-rata annual bonus for the year of termination, determined and paid in the same manner and at the same time as his annual bonus would otherwise have been determined and paid for the applicable year, but for the termination.  Such bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination;

(3)                                  all outstanding options Employee then holds will become immediately vested and exercisable;

(4)                                  the Company will continue to provide Employee the automobile, automobile insurance and supplemental long term disability insurance premiums described below in paragraph 5(D) for a period of three years following the date of such termination;

(5)                                  for a total period of three years following the date of such termination, Employee will receive: (i) waiver of the applicable healthcare premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered immediately prior to the date of the Employee’s termination, his spouse and dependents), plus (ii) once COBRA continuation coverage expires (unless such expiration is due to eligibility for other group health insurance or Medicare), reimbursement, on an after-tax basis, of an amount equal to the premium paid by Employee for health coverage providing benefits substantially similar to those then provided to active employees of the Company; and

(6)                                  the Company will pay for full outplacement services for Employee, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services.

C.                                     If Employee is unable, after any reasonable accommodation required by law, to perform his duties and responsibilities hereunder by reason of illness injury or incapacity for more than six (6) consecutive months, Employee’s employment hereunder may then be terminated by Company and, for a period of thirty (30) months following the date of such termination, the Company will:

(1)                                   make monthly supplemental disability payments to Employee, each equal to 1/12 of Employee’s Base Salary as of the date of his termination;

(2)                                  (i) waive the applicable premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered immediately prior to the date of the Employee’s termination, his spouse and dependents), plus (ii) once COBRA continuation coverage expires (unless such expiration is due to eligibility for other group health insurance or Medicare), reimburse Employee, on an after-tax basis, for premiums paid for health insurance coverage providing benefits substantially similar to those then provided to active employees of the Company; and

(3)                                  continue to provide Employee the automobile and automobile insurance described below in paragraph 5(D)(1).

Amounts payable under this paragraph 2(C) will be reduced by (x) any disability or life insurance benefits payable with respect to the same period under any Company funded disability or death benefit plan, policy or arrangement (including, without limitation, any insurance purchased with the allowance described below in paragraph 5(D)(2)) or under the Social Security Act, and (y) with respect to the 30 month period described above, any amounts earned by Employee during that period for the performance of personal services.  To the extent any insurance benefit described in the preceding sentence is exempt from federal income tax, then for purposes of this reduction, the amount of that insurance benefit will be deemed to be 150% of the amount actually received by Employee.

D.                                    In consideration of and as a condition to receiving all the rights and benefits described in paragraph 2(B) or 2(C) above, Employee will be required to sign the Company’s then standard release agreement.  Rights and benefits described in those paragraph are in lieu of, and not in addition to, any severance or termination benefits provided under any other plan, policy, or arrangement of the Company.

E.                                      For purposes of this Agreement:

(1)                                  “Cause” shall include fraud, theft, misconduct, negligence, or Employee’s unwillingness or refusal to perform his job, but shall not include the inability of Employee to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity.  For avoidance of doubt, termination of Employee’s employment under circumstances entitling him to payments under paragraph 2(C) will not be construed as a termination without Cause.

(2)                                  “Good Reason” means any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Employee’s position); (ii) a reduction in base salary or bonus opportunity (described in paragraph 5); or (iii) a relocation of Employee’s principal worksite more than 50 miles.  However, none of the foregoing events or conditions will constitute Good Reason unless the Employee provides the

Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and the Employee resigns his employment within 30 days following the expiration of that cure period.

E.                                      In addition, if Employee resigns for any reason (other than a resignation in anticipation of a termination for Cause) during the 24 month period immediately following any Change in Control (as defined below), he will be entitled to the severance benefits described above in paragraph 2(B)(subject to the execution of the standard release agreement also described in that paragraph).

F.                                      Except as otherwise specifically set forth in this Agreement, all salary, benefits and other amounts payable by the Company to Employee shall cease at the time of any cessation of his employment with the Company, subject to the terms of any benefit or compensation plans then in force and applicable to Employee.

3.                                       CHANGE OF CONTROL.

A.                                   For purposes of this Agreement, a Change of Control shall have occurred if any of the following events shall occur: (1) the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than thirty-five percent (35%) of the voting power represented by the then outstanding stock of the Company to one or more Persons (as defined below), other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates (as defined below); (2) the Company sells all or substantially all of its assets to any other Person in any sale or series of related sales (other than a transaction to which only the Company and one or more of its subsidiaries are parties); or (3) any Person becomes a direct or indirect beneficial owner of shares of stock of the Company representing the aggregate of 35% or more of the votes then entitled to be cast at an election of directors of the Company (unless a voting agreement remains in effect in respect of greater then 51% of such shares).

B.                                     Employee hereby agrees that if his employment with the Company ceases for any reason following a Change of Control, then for a period of 6 months following the date of that cessation of employment (the “Consulting Period”), the Employee will make himself available to the management of the Company for consultation with respect to strategic planning, corporate development and other matters mutually determined by Employee and the Board. The Company will cooperate with Employee to schedule the time and place for the performance of such consulting services so as to permit Employee to fulfill this obligation with minimal interruption of his other personal and professional obligations. It is the mutual intent of the parties that during the Consulting Period, Employee will act strictly in a professional consulting capacity and will not be considered an employee of the Company.  The services to be rendered by Employee during the Consulting Period are additional consideration for the severance commitments described above in paragraph 2(B) and, accordingly, Employee will not be entitled to any additional compensation for the performance of those services.

C.                                     Parachute Tax Gross-Up.

(1)                                  Subject to paragraph 3(C)(2), below, if the Total Payments would result in the imposition of a Parachute Excise Tax on Employee, the Company will make an additional payment to Employee in an amount such that, after the payment of all federal and state income, employment and excise taxes on both the Total Payments and the additional payment made pursuant to this paragraph 3(C)(1), Employee will be in the same after-tax position as if no Parachute Excise Tax had been imposed.

(2)                                  Notwithstanding any other provision of this Agreement, no additional payment will be made to Employee pursuant to paragraph 3(C)(1) and the Total Payments will instead be reduced or limited to the Capped Amount, if:

(i)            Employee resigns his employment during the 6 month period immediately following any Change in Control and there is not otherwise Good Reason for that resignation; or

(ii)           the additional payment described above in paragraph 3(C)(1) would not cause the Total After-Tax Payments to exceed the Capped Amount (after reduction for all applicable taxes) by more than 20%.

(3)                                  The determination of whether and to what extent reductions or payments under this paragraph 3(C) are required will be made in good faith by the Board, after consultation with the Company’s independent auditor.  In the event of any underpayment or overpayment to Employee (determined after the application of this paragraph 3(C)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.

(4)                                  For purposes of this Agreement:

(i)            “Affiliate” means, with respect to any stockholder of the Company, (a) any Person directly or indirectly controlling, controlled by or under common control with such stockholder, or (b) any officer, director, or general partner of such stockholder.

(ii)           “Capped Amount” means the largest amount payable to Employee without causing the application of a Parachute Excise Tax.

(iii)          “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(iv)          “Parachute Excise Tax” means the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code or any successor provision.

(v)           “Person” means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity, association or group of associated persons acting in concert (except that such term shall not include employees of the Company, Dan W. Matthias and/or Rebecca C. Matthias).

(vi)          “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Parachute Excise Tax).

(vii)         “Total Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) made to or for the benefit of Employee, whether made under this Agreement or otherwise.

4.                                       EXTENT OF SERVICES.    During his employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, or (iv) other activities specifically authorized by the Compensation Committee of the Board; provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company.  For avoidance of doubt, incidental use of Company facilities (such as telephone or email systems) in furtherance of activities authorized under this paragraph will not constitute an interference with Employee’s obligations to the Company.

5.                                       COMPENSATION AND BENEFITS.

A.                                   The Company shall pay to the Employee and the Employee agrees to accept from the Company, in full payment for the Employee’s services hereunder, the annual base salary of $381,600 or as otherwise agreed to by the parties.

B.                                     For each fiscal year ending during the Term, Employee will be eligible to earn an annual bonus.  The target amount of that bonus will be 50% percent of Employee’s annual salary for the applicable fiscal year, or such other amount agreed to by the parties.  The actual bonus payable with respect to a particular year will be determined by the Board (or its Compensation Committee) in its discretion, based on the achievement of corporate and individual performance objectives established by the Board (or its Compensation Committee).

C.                                     The Employee shall also receive such benefits as are customarily provided by the Company to employees as described in the Company’s Team Member Handbook and in the Company’s benefit summary plan descriptions and plan documents, which are subject to change from time to time, within the sole discretion of the Company and in accordance with applicable law.  Nonetheless, Employee will be entitled to three (3) weeks paid vacation during each year of employment.  Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by Company policy, as in effect from time to time.  If the Employee gives notice of termination that is, from the last day of employment, less than the period provided for in the Company’s Team Member Handbook, the Employee shall forfeit any accrued but unpaid vacation otherwise payable to him upon such termination.

D.                                    In addition to the benefits customarily provided to other employees of the Company, the Company will:

(1)                                provide Employee with the use of an automobile comparable to that presently made available to him, together with insurance coverage for the use of that automobile commensurate with that presently provided; and

(2)                                reimburse Employee for (or pay on Employee’s behalf) the reasonable costs of purchasing supplemental long term disability insurance providing a disability benefit of $6,250 per month.

6.                                       CONFIDENTIAL INFORMATION.  Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to their employment, including, but not limited to, information relating to:

a.                                       the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.                                      the Company’s marketing plans and projections;

c.                                       lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.                                      the methods of importing and exporting used by the Company;

e.                                       manuals and procedures created and/or used by the Company;

f.                                         trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.                                      software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee assigns to Company any rights Employee may have in any Confidential Information. Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

7.                                       SURRENDER OF MATERIALS.    The Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Employee’s employment, all documents, copies thereof and other materials in the Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the Employee), and thereafter to promptly return documents and copies thereof and other material in the Employee’s possession. The Employee will be responsible for the value of all Company or customer property that is not timely returned. Employee authorizes the Company to deduct the fair market value of such property from any monies owed to Employee.

8.                                       DISCLOSURE OF INFORMATION AND SOLICITATION OF EMPLOYEES; NON-COMPETE; CONFIDENTIAL INFORMATION OF THIRD PARTIES.    The Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 6 of this Agreement, and that in order to pursue Employee’s employment gainfully under the Agreement, Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

a.                                       Accordingly, the Employee agrees that during the period of Employee’s employment and for twenty-four (24) months after termination of employment with the Company by Employee or by Company, for any reason, with or without Cause, the Employee will not directly or indirectly:

(i)            on Employee’s behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(ii)           own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with: (a) any entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity contacted by, or the responsibility of, the Employee or any person under the Employee’s supervision or direction, including applicable agents and suppliers (or, with respect to the application of this provision following Employee’s termination of employment, any entity which during the twenty-four (24) month period prior to such termination was contacted by, or the responsibility of, the Employee or any person under the Employee’s supervision or direction, including applicable agents and suppliers), or (c) a Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or is in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Products include, but are not limited to, maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture or sale of any maternity or nursing apparel or related accessories, or any other business engaged in by the Company (or, with respect to the application of this provision following any termination of Employee’s employment, any other business engaged in by the Company at the time of Employee’s termination of employment) within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country in which the Company has engaged in business, or has undertaken preparations to engage in business within the preceding year (or, with respect to the application of this provision following any termination of Employee’s employment, within the year preceding Employee’s termination of employment).

b.                                      During the period of Employee’s employment by the Company and for twenty-four (24) months thereafter, the Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company. Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

c.                                       If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

d.                                      Employee agrees not to disclose to Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

9.                                       OTHER CONDITIONS OF EMPLOYMENT.    The Employee shall be subject to other terms and conditions of employment as set forth in the prevailing Company: a) Team Member Handbook, b) commission, bonus or stock option programs and c) any other Company policies or benefits, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

10.                                 GOVERNING LAW AND RELATED MATTERS.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by Employer in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company. In the event either party files suit against the other for any reason, or in the event either party is otherwise involved in litigation concerning this Agreement or the employment relationship between the parties, and a court of competent jurisdiction finds in favor of a party on any such matter, the losing party shall reimburse the prevailing party its reasonable costs and attorney’s fees incurred in connection with such suit.

The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. The Employee agrees that such scope may be judicially modified accordingly.

11.                                 SUCCESSORS AND ASSIGNMENT.   The Company may assign its interest in connection with this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, and further subject, however, to Employee’s rights to termination as provided in paragraph 2(D) hereof.

12.                                 ENTIRE AGREEMENT.    This Agreement represents the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

13.                                 ACKNOWLEDGMENT.    Employee acknowledges that Employee was provided with an unsigned copy of this Agreement in advance of continuing employment and was accorded ample opportunity to read, ask questions, seek clarification, and seek whatever counsel relative to the Agreement Employee desired. Employee further acknowledges receipt of a signed copy of this Agreement and that Employee has read and understands all of its terms and conditions.

14.                                 COMPLIANCE WITH SECTION 409A OF THE CODE.  Notwithstanding any other provision of this Agreement, no payment will be made hereunder other than on a date consistent with Section 409A of the Code or related guidance.

IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

MOTHERS WORK, INC.		EDWARD M. KRELL

By:	/s/ Dan W. Matthias	/s/ Edward M. Krell
Title:	Chief Executive Officer

Date:	April 26, 2005	Date:	April 26, 2005

Executed At: Philadelphia, PA